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                                                      Exhibit 99.2
SHERWIN                                               FOR IMMEDIATE RELEASE
WILLIAMS                                              Contact: Conway G. Ivy
[LOGO]                                                Vice President, Corporate
                                                      Planning and Development
                               NEWS                   216-566-2102
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The Sherwin-Williams Company * 101 Prospect Avenue, N.W. * Cleveland, Ohio 44115
(216) 566-2140
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CLEVELAND, OHIO, January 30, 1997 - The Sherwin-Williams Company today announced that its net sales for the year ended December 31, 1996 were up 26.2 percent to over $4.13 billion from $3.27 billion in 1995. Net income per share for the year, prior to restating for the two-for-one stock split which is effective
March 3, 1997, increased 13.2 percent to $2.65 from $2.34 in 1995. Operating results for the year include the operations of Pratt & Lambert United, Inc., acquired during January 1996, and other smaller acquisitions. Excluding the results of operations of these acquisitions and the related costs of financing, net sales increased 7.5% and net income increased 12.6% for the year ended December 31, 1996.

Net sales in the Paint Stores Segment were $2.41 billion for 1996; up 13.1 percent over last year with comparable-store sales increasing 10.0 percent. Excluding the effects of acquisitions, Paint Stores' sales for the year increased 9.1 percent primarily due to increased paint gallons sold. The Paint Stores Segment's annual operating profit increased 30.2 percent to $206.3 million and increased 28.1 percent when excluding the effects of acquisitions. Operating profits increased as a result of volume gains and the continuing containment of selling and administrative costs.

The Coatings Segment's annual net sales increased 51.4 percent to $1.71 billion from $1.13 billion last year. Operating profits of the Coatings Segment increased 28.3 percent for the year to $259.7 million. Excluding the effects of acquisitions, the Segment's sales increased 4.7 percent year-to-date. Operating profits of the Coatings Segment, excluding acquisitions, increased 11.9 percent due to containment of administrative expenditures and manufacturing efficiencies resulting from increased gallon sales.

In the fourth quarter, consolidated net sales increased 29.4 percent over the last quarter of 1995 to $958.8 million. Net income increased 15.8 percent to $39.1 million and net income per share increased to $.45 from $.39 in 1995. Excluding the effects of acquisitions, fourth quarter consolidated sales increased 8.3 percent and net income increased 14.1 percent. The Paint Stores Segment had a sales gain of 9.9 percent in the quarter and a 41.0 percent operating profit improvement excluding acquisitions. The Coatings Segment's sales and operating profit excluding acquisitions increased 5.1 and 23.1 percent, respectively, in the last quarter.

Commenting on the results for 1996, John G. Breen, Chairman and Chief Executive Officer said, "The Company had another good year in 1996 and continued its track record of achieving record sales and earnings. The acquisitions made during 1995 and 1996 in the U.S. and Latin America, the largest of which was Pratt & Lambert United, Inc., gave the Company several important brands and operations and provided the Company with further growth opportunities in the dealer, mass merchandiser, automotive and specialty markets. We are gratified by the continuing improvement in our Segments' operations, excluding the effects of the acquisitions, particularly in our Paint Stores Segment which again performed well during the year, increasing its volume sales. In addition, we are pleased with the contributions that are beginning to be made by our acquisitions as the integration process continues. The operating profit contributions during 1996 from Pratt & Lambert United, Inc. and our other acquisitions exceeded the related cost of financing the acquisitions. We expect 1997 to be another challenging year for the Company as we continue to integrate the recent acquisitions and begin to integrate the operations of Thompson Minwax Holding Corp. which was just acquired in January 1997. However, we are confident in the abilities of our people and organization to improve sales and profits in 1997 and to successfully integrate the acquired businesses."

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                 THE SHERWIN-WILLIAMS COMPANY AND SUBSIDIARIES
                 Statements of Consolidated Income (Unaudited)


                                                Three months ended                 Twelve months ended
                                                  December 31,                          December 31,
                                              --------------------------------------------------------------
Thousands of dollars, except per share data.      1996           1995              1996             1995
------------------------------------------------------------------------------------------------------------
Net sales                                     $  958,844     $  740,907         $4,132,879       $3,273,819

Costs and expenses:
  Operating expenses                             871,586        680,987          3,714,264        2,952,525
  Interest expense                                 5,521            711             24,537            2,532
  Interest and net investment income              (1,982)        (3,895)            (6,819)         (11,518)
  Other                                           19,891          9,508             25,520           11,782
------------------------------------------------------------------------------------------------------------
                                                 895,016        687,311          3,757,502        2,955,321
------------------------------------------------------------------------------------------------------------

Income before income taxes                        63,828         53,596            375,377          318,498
Income taxes                                      24,716         19,830            146,220          117,844
------------------------------------------------------------------------------------------------------------

Net income                                    $   39,112     $   33,766         $  229,157       $  200,654
============================================================================================================


Net income per share                          $     0.45     $     0.39         $     2.65       $     2.34
============================================================================================================

Average shares and equivalents outstanding    86,725,048     85,854,147         86,450,388       85,743,273
                                              ==========     ==========         ==========       ===========



The financial results for the three months and twelve months ended Dec. 31, 1996 include the results of operations of Pratt & Lambert United, Inc., acquired during January 1996, and other smaller acquisitions acquired at various times during 1996. Excluding the results of operations of these acquisitions and the related costs of financing the purchases from the fourth quarter of 1996, sales increased 8.3 percent and net income increased 14.1 percent over 1995's fourth quarter. For the twelve months ended Dec. 31, 1996 excluding acquisitions, sales increased 7.5 percent and net income increased 12.6 percent.

On January 29, 1997, the Company's board of directors authorized a two-for-one split of the common stock effected in the form of a 100 percent stock dividend to be distributed on or about March 28, 1997, to holders of record on March 3, 1997. The average shares and per share amounts shown above have not been restated to reflect this stock split.